Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2024
- Updates Fiscal 2025 Modeling Assumptions -
West Fargo, ND – May 23, 2024 – Titan Machinery Inc. (Nasdaq: TITN) ("Titan" or the "Company"), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2024.
"Our first quarter results reflected an industry-wide transition to a more challenging market environment, characterized by softening demand and excess supply of inventory in many product categories as OEM delivery timelines returned to normal and as new sales converted to used trade-ins," stated Bryan Knutson, Titan Machinery’s President and Chief Executive Officer. "Lower net farm income and the extended duration of higher interest rates are impacting farmer sentiment and influencing farmers' equipment purchasing decisions across our geographic footprint. As the cycle progresses, our entire team remains focused on advancing our customer care strategy to ensure we have the service capacity available to meet our customers' needs, controlling the aspects of the business that we can such as our fixed overhead and managing our inventory to align with demand. We believe that the combination of these levers will allow us to generate significantly improved financial results versus the prior cycle, and demonstrate the numerous of strategic improvements we've made to our business over the past several years."
Fiscal 2025 First Quarter Results
Consolidated Results
For the first quarter of fiscal 2025, revenue increased to $628.7 million compared to $569.6 million in the first quarter of last year. Equipment revenue was $468.1 million for the first quarter of fiscal 2025, compared to $429.4 million in the first quarter last year. Parts revenue was $108.2 million for the first quarter of fiscal 2025, compared to $96.6 million in the first quarter last year. Revenue generated from service was $45.1 million for the first quarter of fiscal 2025, compared to $34.9 million in the first quarter last year. Revenue from rental and other was $7.3 million for the first quarter of fiscal 2025, compared to $8.7 million in the first quarter last year.
Gross profit for the first quarter of fiscal 2025 was $121.8 million, compared to $118.6 million in the first quarter last year. The Company's gross profit margin was 19.4% in the first quarter of fiscal 2025, compared to 20.8% in the first quarter last year. The year-over-year decrease in gross profit margin in the first quarter was primarily due to lower equipment margins which is being driven by higher levels of inventory and softening demand.
Operating expenses were $99.2 million for the first quarter of fiscal 2025, compared to $81.3 million in the first quarter last year. The year-over-year increase was led by additional operating expenses due to acquisitions that have taken place in the past year. Operating expense as a percentage of revenue was 15.8% for the first quarter of fiscal 2025, compared to 14.3% of revenue in the first quarter last year.
Floorplan interest expense and other interest expense aggregated to $9.5 million in the first quarter of fiscal 2025, compared to $2.5 million for the same period last year, with the increase primarily due to a higher level of interest-bearing inventory, including the usage of existing floorplan capacity to finance the O'Connors acquisition.

In the first quarter of fiscal 2025, net income was $9.4 million, or earnings per diluted share of $0.41, compared to net income of $27.0 million, or earnings per diluted share of $1.19, for the first quarter of last year. The main drivers of the decrease in profitability were lower equipment gross margins and incremental floorplan interest expense.
The Company generated $23.9 million in EBITDA in the first quarter of fiscal 2025, compared to $43.6 million generated in the first quarter of last year.
Segment Results
Agriculture Segment - Revenue for the first quarter of fiscal 2025 was $447.7 million, compared to $423.2 million in the first quarter last year. Revenue growth of 5.8% was led by same-store growth of 4.3%, and was also supported by contributions from the acquisition of Scott Supply, Co. in January 2024. Revenue growth was limited by softening of demand for equipment purchases due to the expected decline of net farm income this growing season. Pre-tax income for the first quarter of fiscal 2025 was $13.0 million, compared to $24.2 million in the first quarter of the prior year.
Construction Segment - Revenue for the first quarter of fiscal 2025 was $71.5 million, compared to $72.0 million in the first quarter last year. The slight decline in segment revenue was primarily a product of modest growth in equipment sales that were offset by lower parts sales. Pre-tax income for the first quarter of fiscal 2025 was $0.3 million, compared to $4.5 million in the first quarter last year.
Europe Segment - Revenue for the first quarter of fiscal 2025 was $65.1 million, compared to $74.4 million in the first quarter last year; foreign currency fluctuations accounted for a $0.6 million increase in revenue. Net of the effect of these foreign currency fluctuations, revenue decreased $10.0 million, or 13.4%. The year-over-year decrease in revenue was driven by a softening of new equipment demand, which was only partially offset by growth in parts and service revenue. Pre-tax income for the first quarter of fiscal 2025 was $1.4 million, compared to pre-tax income of $6.4 million in the first quarter of the prior year.
Australia Segment - Revenue for the first quarter of fiscal 2025 was $44.4 million and pre-tax loss for the first quarter of fiscal 2025 was $0.5 million.
Balance Sheet and Cash Flow
Cash at the end of the first quarter of fiscal 2025 was $35.7 million. Inventories increased to $1.4 billion as of April 30, 2024, compared to $1.3 billion as of January 31, 2024. This change in inventory reflects increases of $105.5 million and $27.1 million in new equipment and used equipment inventories respectively, partially offset by a decrease of $7.6 million in parts inventory. Outstanding floorplan payables were $1.0 billion on $1.4 billion total available floorplan and working capital lines of credit as of April 30, 2024, compared to $893.8 million outstanding floorplan payables as of January 31, 2024.
For the first three months ended April 30, 2024, the Company's net cash used for operating activities was $32.4 million, compared to net cash used for operating activities of $77.7 million for the first three months ended April 30, 2023. This decrease in usage of operating cash flow was primarily driven by favorable timing of collection of receivables as compared to the prior year first quarter. Net cash provided by financing activities decreased year over year by $55.1 million in the first three months of fiscal year 2025 to $43.1 million. This decrease was entirely driven by a $50.8 million decrease in non-manufacturer floorplan payables, which represents the Company's other credit lines including its Bank Syndicate Agreement.

Additional Management Commentary
Mr. Knutson continued, "We remain focused on serving our customers who feed and build the world while navigating the declining market environment. In consideration of the incrementally softer demand than we initially anticipated, we are updating our full year modeling assumptions for revenue, and also modifying our underlying assumptions for equipment margins and floorplan interest expense. We are laser focused on utilizing the tools at our disposal to improve our inventory levels as efficiently as possible to ensure we are well positioned moving forward.”
Fiscal 2025 Modeling Assumptions
The following are the Company's current expectations for fiscal 2025 modeling assumptions.

	Previous Assumptions	Current Assumptions
Segment Revenue
Agriculture	Flat - Up 5%	Down 2.5% - Up 2.5%
Construction	Up 3 - 8%	Flat - Up 5%
Europe	Flat - Up 5%	Down 5% - Flat
Australia	$250M - $270M USD	$240M - $260M USD

Diluted EPS	$3.00 - $3.50	$2.25 - $2.75

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 6, 2024, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13746660.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
This press release and the attached financial tables contain disclosure of the Company's EBITDA, which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure in the schedule included in this press release. The Company believes that presentation of this non-GAAP financial measure improves the transparency of the Company’s disclosures and provides a meaningful presentation of the Company’s results.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Germany, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding modeling assumptions and expected results of operations for the fiscal year ending January 31, 2025 statements regarding the Company's ability to generate improved mid-cycle financial results, as compared to prior cycles, and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and consumer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan’s actual results in future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, our ability to successfully integrate, and realize growth opportunities and synergies in connection with the O'Connors acquisition and the risk that we have assumed unforeseen or other liabilities in connection with the O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	April 30, 2024	January 31, 2024
Assets
Current Assets
Cash	$35,684	$38,066
Receivables, net of allowance for expected credit losses	134,142	153,657
Inventories, net	1,429,762	1,303,030
Prepaid expenses and other	15,301	24,262
Total current assets	1,614,889	1,519,015
Noncurrent Assets
Property and equipment, net of accumulated depreciation	304,472	298,774
Operating lease assets	51,858	54,699
Deferred income taxes	517	529
Goodwill	62,979	64,105
Intangible assets, net of accumulated amortization	51,301	53,356
Other	1,651	1,783
Total noncurrent assets	472,778	473,246
Total Assets	$2,087,667	$1,992,261

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$47,629	$43,846
Floorplan payable	1,024,999	893,846
Current maturities of long-term debt	13,890	13,706
Current operating lease liabilities	10,918	10,751
Deferred revenue	84,900	115,852
Accrued expenses and other	65,402	74,400
Total current liabilities	1,247,738	1,152,401
Long-Term Liabilities
Long-term debt, less current maturities	105,440	106,407
Operating lease liabilities	47,693	50,964
Deferred income taxes	21,740	22,607
Other long-term liabilities	2,455	2,240
Total long-term liabilities	177,328	182,218
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	258,700	258,657
Retained earnings	406,666	397,225
Accumulated other comprehensive loss	(2,765)	1,760
Total stockholders' equity	662,601	657,642
Total Liabilities and Stockholders' Equity	$2,087,667	$1,992,261

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2024	2023
Revenue
Equipment	$468,089	$429,376
Parts	108,226	96,606
Service	45,079	34,933
Rental and other	7,309	8,716
Total Revenue	628,703	569,631
Cost of Revenue
Equipment	412,239	368,262
Parts	73,151	65,103
Service	16,776	12,409
Rental and other	4,782	5,277
Total Cost of Revenue	506,948	451,051
Gross Profit	121,755	118,580
Operating Expenses	99,158	81,315
Income from Operations	22,597	37,265
Other (Expense) Income
Interest and other (expense) income	(288)	720
Floorplan interest expense	(7,064)	(1,272)
Other interest expense	(2,459)	(1,274)
Income Before Income Taxes	12,786	35,439
Provision for Income Taxes	3,345	8,474
Net Income	$9,441	$26,965

Diluted Earnings per Share	$0.41	$1.19
Diluted Weighted Average Common Shares	22,546	22,448

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2024	2023
Operating Activities
Net income	$9,441	$26,965
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,715	6,948
Other, net	4,313	1,482
Changes in assets and liabilities, net of effects of acquisitions
Inventories	(137,760)	(140,107)
Manufacturer floorplan payable	92,084	86,259
Receivables	20,115	(32,307)
Other working capital	(29,262)	(26,944)
Net Cash Used for Operating Activities	(32,354)	(77,704)
Investing Activities
Property and equipment purchases	(13,725)	(10,928)
Proceeds from sale of property and equipment	950	2,850
Acquisition consideration, net of cash acquired	(260)	(17,463)
Other, net	131	(759)
Net Cash Used for Investing Activities	(12,904)	(26,300)
Financing Activities
Net change in non-manufacturer floorplan payable	46,442	97,266
Net proceeds from long-term debt and finance leases	(2,567)	1,924
Other, net	(794)	(994)
Net Cash Provided by Financing Activities	43,081	98,196
Effect of Exchange Rate Changes on Cash	(205)	252
Net Change in Cash	(2,382)	(5,556)
Cash at Beginning of Period	38,066	43,913
Cash at End of Period	$35,684	$38,357

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2024	2023	% Change
Revenue
Agriculture	$447,687	$423,195	5.8%
Construction	71,492	71,996	(0.7)%
Europe	65,105	74,440	(12.5)%
Australia	$44,419	$—	*N/M
Total	$628,703	$569,631	10.4%

Income (Loss) Before Income Taxes
Agriculture	$13,045	$24,152	(46.0)%
Construction	268	4,533	(94.1)%
Europe	1,350	6,384	(78.9)%
Australia	(486)	—	*N/M
Segment Income Before Income Taxes	14,177	35,069	(59.6)%
Shared Resources	(1,391)	370	475.9%
Total	$12,786	$35,439	(63.9)%
*N/M = Not Meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2024	2023
EBITDA
Net Income	$9,441	$26,965
Adjustments
Interest expense, net of interest income	2,351	1,165
Provision for income taxes	3,345	8,474
Depreciation and amortization	8,715	6,948
EBITDA	$23,852	$43,552